Exhibit 99.1

Ault Alliance and Ecoark Holdings Complete $100 Million Share Exchange Agreement for BITNILE.COM Metaverse Platform

Ault Alliance and Ecoark Holdings join forces to capture market share in booming metaverse industry

LAS VEGAS--(BUSINESS WIRE) – March 7, 2023 – Ault Alliance, Inc. (NYSE American: AULT), a diversified holding company (“Ault Alliance”) and Ecoark Holdings, Inc. (“Ecoark”) (NASDAQ: ZEST) announced today that they have completed the previously announced share exchange agreement (the “Agreement”), whereby Ault Alliance and other founders sold BitNile.com, Inc., including the BITNILE.COM metaverse platform (the “Platform”), to Ecoark for $100 million in stated value of preferred stock. The Platform, which went live to the public on March 1, 2023, allows users to engage with a new social networking community and purchase both digital and physical products while playing 3D immersive games. The Platform is expected to have a tiered rewards system, which incentivizes behavior, while advertising models will target specific users. The Platform is early access and not all experiences are immediately available.

Once Ecoark has obtained shareholder approval for the issuance of all the shares underlying the Ecoark preferred stock (the “Preferred Stock”) called for by the Agreement in compliance with the rules and regulations of Nasdaq, Ault Alliance will beneficially own a significant majority of Ecoark. Going forward, it is expected that Ecoark’s financial results will be consolidated into Ault Alliance’s financial statements. This acquisition is expected to bring synergies and opportunities for growth for both companies, as they work towards their shared goals in the metaverse market.

The Preferred Stock has a stated value of $100 million, is convertible into shares of Ecoark common stock at $0.25 per share subject to Ecoark obtaining shareholder approval, accrue dividends of 5% per annum for 10 years, and the holders are entitled to certain other rights as set forth in the certificate of designation for the Preferred Stock. Subject to shareholder approval, Ault Alliance can vote and convert the majority of the Preferred Stock at its discretion. Until it obtains that approval, Ault Alliance is subject to a 19.9% limitation on an as converted basis in accordance with the Rules of the Nasdaq Stock Market, which percentage includes other Ecoark securities it presently holds.

Milton “Todd” Ault, III, Ault Alliance’s Executive Chairman, stated, “The BITNILE.COM platform boasts cutting-edge capabilities and advanced technology, and we are confident that the Platform will be strategically positioned to capitalize on new business opportunities and expand its offerings. As the race to establish a dominant position in the metaverse market heats up, we believe BITNILE.COM has the potential to emerge as a major player with its ready-to-launch suite of immersive and innovative user experiences, accessible across all devices and browsers. We are thrilled to partner with the Ecoark team to create a world-class destination platform in the metaverse, and we are confident that together we will create something truly remarkable.”

Ecoark’s Founder, Chairman and CEO, Randy May, stated, “Ecoark’s acquisition of BitNile.com, Inc. is an exciting opportunity for us to expand our presence in the rapidly growing metaverse market. We are thrilled to continue our partnership with Todd Ault, whose expertise and background have been invaluable. We see tremendous potential in the Platform’s unique metaverse offering, and we are confident that this strategic acquisition will allow us to forge new partnerships, accelerate customer acquisition, and create premier content to drive revenue and profitability growth. We are committed to delivering exceptional value to our shareholders, and we believe that this strategic acquisition is a key step toward achieving that goal.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including a metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.Ault.com.

About Ecoark Holdings, Inc.

Founded in 2011, Ecoark is a diversified holding company. Ecoark owns three principal subsidiaries either directly or indirectly: approximately 66% of Wolf Energy Services Inc. (OTCQB: WOEN) (“Wolf”) indirectly, 100% of Zest Labs, Inc. (“Zest Labs”) directly, and approximately 89% of Agora Digital Holdings Inc. (“Agora”) directly. Ecoark also owns approximately 70% of White River Energy Corp (OTCQB: FRTM) (“White River “). Wolf provides trucking and other oilfield services through its Banner Midstream business. White River owns White River Holdings Corp., an oil and gas drilling, exploration, and production company. Zest Labs, offers the Zest Fresh™ solution, a breakthrough approach to quality management of fresh food, is specifically designed to help substantially reduce the $161 billion amount of food loss the U.S. experiences each year. Agora engaged in the mining of Bitcoin prior to the industry sell-off through its subsidiary, Bitstream Mining LLC, and is now transitioning to a hosting company. ZEST FRESH™ and Zest Labs™ are trademarks of Zest Labs, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and neither Ault Alliance nor Ecoark undertake any obligation to update any of these statements publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. In addition to risks relating to the continuation of high oil prices, the acceptance of the Platform by individuals, competition with much larger companies operating metaverses, Ecoark’s ability to raise capital, and state regulation of bitcoin mining, investors should review risk factors, that could affect either or both of the Ault Alliance’s and Ecoark’s respective businesses and financial results which are included in Ault Alliance’s and Ecoark’s respective filings with the U.S. Securities and Exchange Commission, including, but not limited to, their respective Forms 10-K, 10-Q and 8-K. All such filings are available at www.sec.gov and on the companies’ websites at www.Ault.com and www.ecoarkusa.com, respectively.

Contacts

Ault Alliance Investor Contact:

IR@Ault.com or 1-888-753-2235

Ecoark Holdings Investor Contact:

investorrelations@ecoarkusa.com or 1-800-762-7293